Exhibit 2
Axalto and Gemplus Creating a global leader in digital security January 31, 2006

Disclaimer Important information Investors and security holders are strongly advised to read, when they become available, the prospectus/offer to exchange and related exchange offer materials regarding the business combination transaction referenced in this press release, as well as any amendments and supplements to those documents because they will contain important information. When available, the prospectus/offer to exchange and the other documents may also be obtained from Axalto Investor Relations. If required, the prospectus/offer to exchange will be filed with the Securities and Exchange Commission by Axalto. To the extent the prospectus/offer to exchange is filed with the Securities and Exchange Commission ("SEC"), security holders may obtain a free copy of the prospectus/offer to exchange (when available) and other related documents filed by Axalto at the Commission's website at www.sec.gov. Investors and security holders who are US persons or who are located in the United States should also read any solicitation/recommendation statement of Gemplus on Schedule 14D-9 when and if filed by Gemplus with the SEC because it will contain important information. The solicitation/recommendation statement and other public filings made from time to time by Gemplus with the SEC are available without charge from the SEC's website at www.sec.gov. This document, if issued, will also be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, United States. For further information about the public reference room, call the SEC at +1 800 732 0330. In France, holders of Gemplus securities are requested, with respect to the offer, to refer, when filed by Axalto, to the prospectus (note d'information) that will be available on the website of the AMF (www.amf-france.org). This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of Axalto or an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities of Gemplus, nor shall there be any sale or exchange of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to the registration or qualification form the laws of such jurisdiction. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. The solicitation of offers to buy any Gemplus ordinary shares (including Gemplus shares represented by Gemplus American Depositary Shares) in the United States will only be made pursuant to a prospectus/offer to exchange and related offer materials that Axalto expects to send to holders of Gemplus securities, in accordance with or pursuant to an exemption from the U.S. securities laws. Unless otherwise determined by Axalto, it is not intended that any offer will be made, directly or indirectly, in or into Australia, Canada or Japan and in such circumstances it will not be capable of acceptance in or from Australia, Canada or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send or distribute this announcement in or into Australia, Canada or Japan.

Disclaimer Forward-Looking Statements This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning Axalto, Gemplus and their combined businesses after completion of the proposed combination. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates" and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements within the safe harbor provisions of U.S. federal securities laws. Although management of the companies believe that the expectations reflected in the forward-looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the companies, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements, and the companies cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: the ability of the companies to integrate according to expectations; the ability of the companies to achieve the expected synergies from the transaction; trends in wireless communication and mobile commerce markets; the companies' ability to develop new technology and the effects of competing technologies developed and expected intense competition generally in the companies' main markets; profitability of expansion strategy; challenges to or loss of intellectual property rights; ability to establish and maintain strategic relationships in their major businesses; ability to develop and take advantage of new software and services; the effect of the transaction and any future acquisitions and investments on the companies' share prices; changes in global, political, economic, business, competitive, market and regulatory forces; and those discussed by Gemplus in its filings with the SEC, including under the headings "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors". Moreover, neither the companies nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of this communication and the companies are under no duty to update any of the forward- looking statements after this date to conform such statements to actual results or to reflect the occurrence of anticipated results or otherwise.

Agenda Transaction Highlights Combination Benefits Execution - Sequence of Events Conclusion

Transaction Highlights Merger of Equals of Axalto and Gemplus to create Gemalto, a world class leader in the digital security market With over US$ 2 billion in expected combined pro-forma 2005 revenues and over US$ 2.6 billion (over €2.1 billion) in combined market capitalisation Combined entity in a strong position to capture industry growth opportunities Enhanced ability to drive adoption of card based solutions for new applications Extended and complementary client base Combination of intellectual capital and focus of R&D and Sales & Marketing resources on new application development and superior customer service Substantial benefits expected for all stakeholders Shared governance, shared and strengthened management team Significant synergies expected, estimated to have a net impact on operating income of approximately €85 million (US$100 million) per annum on a fully phased basis, in the third year following closing In addition, current intention of management is to recommend a share buy-back program of up to 10% of capital of Gemalto post closing Using a $/€ exchange rate of approximately 1.22 as at January 30, 2006

Transaction Highlights (continued) Exchange ratio of 2 Axalto shares for every 25 Gemplus shares, and a pre-offering cash distribution of € 0.26 / share for Gemplus shareholders Upon completion of the antitrust review and customary conditions, Texas Pacific Group and the Quandt family entities to contribute their respective 25.3% and 18.4% shareholdings in Gemplus for newly issued Axalto shares, followed by a voluntary offer to all remaining shareholders at same exchange ratio Assuming 100% of Gemplus shareholders tender to public offer, Axalto shareholders will own 45% and Gemplus shareholders 55% of the combined entity, respectively Transaction expected to close during the course of summer 2006, subject to shareholder and regulatory approvals Transaction is unanimously recommended by the two Boards of Directors of Axalto and Gemplus

Strategic Rationale Opportunity to further accelerate SIM based solutions and enable faster development and commercialisation of high end products (e.g. multimedia cards, mobile TV) Combined R&D and S&M efforts are anticipated to provide stronger platform to develop new markets and pursue high growth opportunities Identity, ePassport, Healthcare IT and Corporate Security Payments Expected ability to drive card based solutions for new applications Anticipated higher visibility to investors and capital markets Improved position to capture strong industry growth Significant expected identified synergies Higher volumes and more efficient production and supply chain Exchange of best practices / manufacturing process improvements Opportunity for global manufacturing optimization and increase in flexibility Resulting customer benefits Global footprint to facilitate better client partnerships Limited expected overlap at client level Strengthened client-dedicated R&D efforts for customized solutions

Expected Synergies Cost of Goods Sold expected efficiencies from streamlined supply chain volume effect on purchasing sharing of best practices in manufacturing process Operating Expenses reduction of duplicate General & Administrative expenses Minimal anticipated impact on R&D and Manufacturing resources as combined capacity is required to address expected growth Cost Savings Potential Revenue Impact Potential revenue impact limited given complementary of customer base offset by superior customer support over time Enhanced R&D capabilities, potentially accelerating innovation, customization and technology roadmap

Net synergies 4 32 85 Overview of synergies (€ million) Expected Synergies (continued) Identified net synergies potentially amounting to €85 million (US$100 million) (pre-tax) per annum 6% of combined 2005E cost base Benefits expected to start accreting in Year 1 and to reach full realization in Year 3 Limited one-off cost of achieving these synergies estimated at €43 million (US$50 million) (IT, regrouping of offices, and other expenses) Y1 Y2 Y3 Synergy benefits 32 47 85 One-off costs -28 -15 0 Y1 Y2 Y3

Intended Benefits for all Stakeholders Accelerated innovation and quicker time to market for new applications Enhanced customer support and coverage Ability to support dedicated R&D efforts for customized solutions Improved scale and efficiency will benefit customers Employees Shareholders Customers Value-accretive to both sets of shareholders through joint sharing of net synergies of approximately €85 million (US$100 million) per annum on a fully phased basis Larger market capitalization creates enhanced capital markets standing Raise profile and scope of industry by driving adoption of card-based solutions in new applications Be part of a global leader in digital security Enhanced career opportunities at a global company ideally positioned for future expansion Expected synergies primarily related to overhead and expense rationalization and scale effects due to growth

Americas Asia EMEA East 30 18 52 Telecoms Financial services Identity and security POS Prepaid Phone cards East 61 23 8 3 5 Combination Highlights Complementary client base Limited overlap in Telecom Virtually no overlap in Financial Services and Identity and Security Two similar companies servicing different customers By Product Line By Geography (1) Breakdown based on Q3 2005 reported sales and $ / € exchange rate of approximately 1.17 as at December 6, 2005 Good Customer Fit Breakdown of Pro-forma 2005 Forecast Combined Sales(1) Total 2005E FY €1.8 bn - (US$2.1 bn) Asia Gemplus: stronger footprint in North Asia Axalto: stronger presence in China and South East Asia Europe Gemplus: stronger footprint in Western Europe Axalto: stronger presence in Eastern Europe, Middle East and Africa

Agenda Transaction Highlights Combination Benefits Proposed Combination Execution Conclusion

Merger of Equals - Summary Merger of Equals Two step transaction contribution of TPG's and Quandt family entities' shareholdings (43.7% combined ownership in Gemplus) for newly issued Axalto shares launch of public voluntary offer to all other shareholders on identical terms Structure Key Transaction Principles /Terms Cash distribution of € 0.26 per Gemplus share to be distributed to all Gemplus shareholders pre-offering, subject to transaction conditions All-stock transaction Exchange ratio of 2 Axalto shares for every 25 Gemplus shares Nil-premium transaction when measured on a 30-day trailing basis 55% : 45% (Gemplus : Axalto) ownership assuming full acceptances Conditions Precedent Axalto shareholder approval of transaction and Gemplus shareholder approval of special distribution and new Board composition Anti-trust and other regulatory approvals Other contractual conditions

Merger of Equals - Summary (continued) Shared Management team Executive Chairman: Alex Mandl Chief Executive Officer: Olivier Piou Chief Administrative Officer: Frans Spaargaren Chief Financial Officer: Charles Desmartis Shared governance, balanced representation on the Board of Directors 5 members from the current Board of Axalto 5 members proposed from the current Board of Gemplus 1 other independent member to be jointly nominated Management & Governance Main Shareholders' Support Contribution of TPG and Quandt family entities shares to Axalto, followed by a lock-up for a 90 day period following their contribution Target free float: circa 75% Closing Expected during the course of summer 2006

Agenda Transaction Highlights Combination Benefits Proposed Combination Execution Conclusion

Execution - Sequence of Events Deal Announcement Axalto shareholder approval Gemplus shareholder approval Completion of anti-trust / regulatory review Gemplus payment of cash distribution Closing of TPG and Quandt family entities' contributions Launch of public exchange offer Closing of public exchange offer

Conclusion - Gemalto Key Highlights Creation of a world class leader in digital security Strongly positioned to capture growth opportunities in existing and emerging markets Significant margin expansion opportunity Strong Management team with unique depth of expertise and experience Enhanced standing in capital markets Strong balance sheet

Axalto and Gemplus Creating a global leader in digital security